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                      SUBSIDIARIES OF PENTON MEDIA INC.


1. Penton Media Limited, a United Kingdom corporation, and its wholly-owned subsidiaries:

     A. Penton Media Europe, a United Kingdom corporation, and its wholly-owned subsidiaries:

          a. Hillgate Communications Limited, a United Kingdom Corporation, and its subsidiary:
             (1.) Hillgate Custom Publishing Limited, a United Kingdom
                  Corporation.

          b. Penton Media International Limited, a United Kingdom Corporation;

     B.   Service Exhibitions Limited, a United Kingdom corporation; and

     C.   Equity Information Exchange Limited, a United Kingdom corporation.

2.   Donohue Meehan Publishing Company, Inc., an Illinois corporation.

3.   New Hope International Limited, a United Kingdom corporation.

4.   Stardust.com Inc., a California corporation.

5. Internet World Media, Inc., a Delaware corporation, and its wholly-owned subsidiaries:

     A.   One, Inc., a Colorado corporation;

     B.   Boardwatch Magazine, Inc., a Colorado corporation;

     C.   Penton Business Media London Limited, a United Kingdom corporation;
          and

     D.   Penton Internet, Inc., a Delaware corporation.


6.   Healthwell.com, Inc., a Delaware corporation.

7.   ComMunic Penton GmbH, a Germany corporation.

8.   Meko Limited, a United Kingdom corporation.

9. Duke Investments, Inc, a Colorado corporation, and its wholly-owned subsidiary:

     A. Duke Communications International, Inc., a Colorado corporation, and its wholly owned subsidiary:

          a.   Duke Communications Europe Limited, a United Kingdom corporation.


10.  Streaming Media, Inc., a California corporation.

11.  Professional Trade Shows, Inc., a Delaware corporation.

12.  Tech Conferences, Inc., a Connecticut corporation.